Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

Alaska Communications Systems Announces Certain First Quarter Wireless Subscriber Results and
Expectations for First Quarter Revenue and EBITDA Performance

ANCHORAGE, Alaska, Apr 21, 2009 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced certain first quarter ended March 31, 2009 wireless subscriber information and expectations for first quarter revenue and EBITDA.

First quarter 2009 wireless segment metrics will be adversely impacted by certain database clean-up activities that will reduce reported subscribers by approximately 1,7001; and from accelerated churn in its prepaid subscriber base of approximately 500 following a change in the expiration period of unused prepaid minutes to match the policies adopted by national providers. In total, these items will reduce reported subscribers at the end of the first quarter by approximately 2,200. The database clean-up activity will also result in a $0.2 million charge for the reversal of revenue recorded in prior periods.

ACS also expects to record a net wireless loss of an additional 4,000 subscribers in the first quarter with a slowing economy contributing to weak quarterly gross additions which declined 3,400, or 37%, annually and 2,100, or 27%, sequentially. ACS also experienced higher sequential churn of approximately 500 subscribers with the single largest cause being ACS initiated disconnects for non-payment. In summary, ACS expects to record a decline of 6,200 retail wireless subscribers in the first quarter 2009 from the 149,500 originally reported at year end 2008.

For first quarter 2009 financial performance, ACS expects revenue to be approximately $96 million and EBITDA to exceed $31 million.

The information provided above is based on preliminary quarter-end results and will be reviewed through normal quarterly assurance processes in the coming weeks. As separately announced, ACS plans to release detailed first quarter financial operating results and host an investor conference call on April 30, 2009.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state’s most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top- and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS’ control. Such factors are, without limitation, adverse national economic conditions, including continuing disruption in the U.S. capital markets, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, or other factors affecting the company’s ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of AKORN and purchase and integration of Crest Communications Corporation; adverse changes in labor matters, including workforce levels and labor negotiations; disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters; changes in company’s relationships with large carrier or enterprise customers or its roaming partners; changes in revenue from Universal Service Funds; unforeseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry.For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website atwww.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management’s estimate of EBITDA for the quarter ended March 31, 2009. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company’s business operations. Management believes the most directly comparable GAAP measure would be “Net cash provided by operating activities.” Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

1 See Appendix I for adjustment of prior period wireless metrics for database clean-up

Appendix I: Adjustment of prior period wireless metrics for database clean-up
	December 31,		September 30,		June 30,		March 31,
	2008		2008		2008		2008
Previously reported retail wireless subscribers	149,466		150,176		148,318		144,755
Cumulative database clean-up	(1,673)		(998)		(424)		(128)
Adjusted retail wireless subscribers	147,793		149,178		147,894		144,627
Previously reported monthly churn for the quarter	1.8	%	1.9	%	1.6	%	1.9	%
Adjusted monthly churn for the quarter	2.1	%	2.1	%	1.8	%	2.0	%

Alaska Communications Systems Group, Inc.
Investor contact:
David Wilson, 907-297-3000
investors@acsalaska.com